UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

GENIUS PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Lomas Santa Fe, Suite 210

Solana Beach, California 92075

(Address of Principal Executive Offices, including zip code)

(858) 793-8840

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2005, Genius Products, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Klaus Moeller. Under the Asset Purchase Agreement, the Company agreed to sell to Mr. Moeller all of the Company’s right, title and interest in and to the following assets (the “Assets”), subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement:

•	the audio and audiovisual works entitled “Baby Genius”;

•	the audio and audiovisual works entitled “Kid Genius”;

•	the audio and audiovisual works entitled “Little Tikes”;

•	the audio works entitled “Wee Worship”; and

•	related intellectual property, agreements, documents and instruments.

Subject to limited exceptions, Mr. Moeller agreed to assume any and all obligations for royalties, advances, reporting requirements, and all other obligations of any kind arising out of or in connection with all talent agreements, producer agreements, and any and all other agreements relating to the Assets and due after the signing of the Asset Purchase Agreement.

The purchase price for the Assets was $3 million, payable as follows:

•	$250,000 in cash;

•	$750,000 by means of a secured promissory note due and payable in full, together with all accrued interest, on January 30, 2006, bearing interest at the rate of 4.5% per annum; and

•	$2 million by means of a secured promissory note due and payable in full, together with all accrued interest, on the fifth anniversary of the closing date, bearing interest at the rate of 4.5% per annum.

The $3 million purchase price was determined by negotiations between the parties and the Company’s assessment of the reasonable value of the Assets and the distribution arrangement described below.

The Asset Purchase Agreement contains customary representations, warranties and conditions to closing.

Mr. Moeller previously served as a director and executive officer of the Company.

On January 5, 2005, the Company, Mr. Moeller and Pacific Entertainment Corporation (“Pacific”) entered into an amendment to the Asset Purchase Agreement (the “Amendment”). Pacific is a corporation controlled by Mr. Moeller, Larry Balaban and Michael Meader. Mr. Balaban is currently employed by the Company and is a former director and executive officer of the Company, and Mr. Meader is a former executive officer of the Company.

Pursuant to the Amendment, Mr. Moeller was removed as a party to the Asset Purchase Agreement and replaced by Pacific for all purposes thereunder.

Pursuant to the Asset Purchase Agreement and the Amendment, the Company and Pacific entered into a Distribution Agreement pursuant to which the Company was appointed as the exclusive distributor of any and all sound or video recordings owned or controlled, in whole or in part, directly or indirectly by Pacific at any time during the term of the Distribution Agreement and consisting of, based on or derived from the Assets. The territory of the Company’s distribution rights is the United States for audiovisual recordings and Canada for audio-only recordings, including their respective territories and possessions. The term of the Distribution Agreement is five years, subject to earlier termination if and when the purchase price under the Asset Purchase Agreement is fully paid to the Company.

The foregoing description of the Asset Purchase Agreement and the Amendment is qualified in its entirety by the full text of such documents, which are filed as Exhibits 2.1 and 2.2, respectively, to this report and are incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 31, 2005, the Company completed the sale to Mr. Moeller of the Assets (as defined above) pursuant to the Asset Purchase Agreement, as subsequently amended by the Amendment. The information included above in Item 1.01 is hereby incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item is attached as Exhibit 99.1

(c)	Exhibits.

2.1	Asset Purchase Agreement, dated as of December 31, 2005, by and between Genius Products, Inc. and Klaus Moeller. The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish supplementally a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.

2.2	Amendment to Asset Purchase Agreement, dated as of January 5, 2006, by and among Genius Products, Inc., Klaus Moeller and Pacific Entertainment Corporation. The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish supplementally a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

January 6, 2006	By:	/s/ Trevor Drinkwater
Chief Executive Officer and President